Exhibit 21

The Titan Corporation
and its subsidiaries
as of March 8, 2004

	Name	Subsidiary of:	Domicile
1	Advent Systems, Inc.	The Titan Corporation	California
2	Canco, LLC	Cayenta, Inc.	Delaware
3	Cayenta Canada Corp.	Canco LLC	Canada
4	Cayenta eUtility Solutions – eMunicipal Solutions, Inc.	Cayenta Canada Corp.	Nevada
5	Cayenta Operating LLC	Cayenta, Inc.	Delaware
6	Cayenta, Inc.	The Titan Corporation	Delaware
7	Datacentric Communications Corporation	The Titan Corporation	Delaware
8	Datron Transworld Communications International Ltd.	The Titan Corporation	U.S. Virgin Islands
9	Datron World Communications, Inc.	The Titan Corporation	California
10	Horizons Technology International, Ltd.	The Titan Corporation	Barbados
11	International Systems LLC	The Titan Corporation	California
12	LinCom Wireless, Inc.	LinCom Corporation	Delaware
13	Procom Services, Inc.	The Titan Corporation	California
14	Titan Africa, Inc.	Titan Wireless, Inc.	Delaware
15	Titan Deutschland GmbH	The Titan Corporation	Germany
16	Titan Facilities, Inc.	The Titan Corporation	Virginia
17	Titan Italia Srl	The Titan Corporation	Italy
18	Titan Scan Technologies Corporation	The Titan Corporation	Delaware
19	Titan Systems Solutions UK Ltd.	The Titan Corporation	United Kingdom
20	Titan Wireless Afripa Holding, Inc.	Titan Wireless, Inc.	Delaware
21	Titan Wireless, Inc.	The Titan Corporation	Delaware